Exhibit 10.1
EXECUTION COPY

SECOND AMENDMENT
Dated as of January 31, 2020
to the
TRANSFER AND ADMINISTRATION AGREEMENT
Dated as of November 29, 2016

This SECOND AMENDMENT (this “Amendment”) dated as of January 31, 2020 is entered into among VALVOLINE LLC, a Delaware limited liability company (“Valvoline” or “Master Servicer”), LEX CAPITAL LLC, a Delaware limited liability company (“SPV”), the Originators, the Investors, Letter of Credit Issuers, Managing Agents and Administrators party hereto, and PNC BANK, NATIONAL ASSOCIATION (“Agent” or “PNC”), as agent for the Investors.

RECITALS
WHEREAS, the parties hereto and PNC Capital Markets, LLC, have entered into that certain Transfer and Administration Agreement, dated as of November 29, 2016 (as amended, supplemented or otherwise modified through the date hereof, the “Agreement”);

WHEREAS, concurrently herewith, the parties hereto and PNC Capital Markets LLC are entering into that certain Amended and Restated Master Fee Letter, dated as of the date hereof (the “Fee Letter”); and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

All capitalized terms not otherwise defined herein are used as defined in the Agreement.

SECTION 2. Amendment to the Agreement. The Agreement is hereby amended to incorporate the changes shown on the marked pages to the Agreement attached hereto as Exhibit A.

SECTION 3. Representations and Warranties. Each of Valvoline, each Originator and the SPV, as to itself, hereby represents and warrants to each of the other parties hereto as follows:

(a) after giving effect to this Amendment and the transactions contemplated hereby and thereby, no Termination Event or Potential Termination Event shall exist;

(b) the representations and warranties of such Person set forth in the Transaction Documents to which it is a party (as amended hereby) are true and correct as of the date hereof (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date); and

(c) this Amendment constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION. Effectiveness. This Amendment shall become effective as of the date first above written upon receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

(a) counterparts of this Amendment duly executed by each of the parties hereto;

(b) receipt by the Agent of counterparts of the Fee Letter duly executed by each of the parties thereto and confirmation that any fees owing thereunder have been paid in full; and

(c) receipt by the Agent of such other agreements, documents, certificates, instruments and opinions as the Agent may reasonably request prior to the date hereof.

SECTION 5. Reference to the Effect on the Transaction Documents.

(a) On and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement, and each reference in each of the other Transaction Documents to “the Transfer and Administration Agreement” or “the TAA,” “thereunder”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment.

(b) The Agreement and each of the related documents, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all aspects ratified and confirmed. The covenants and other obligations of the SPV, Master Servicer, and each Originator (each in any capacity) shall continue under the Transaction Documents.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent, any of the Investors or any Indemnified Party under the Agreement or any other Transaction Document, nor constitute a waiver of any provision of the Agreement or any other Transaction Document.

SECTION 6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or email of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401-1 AND 5-1401-2 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 8. Transaction Document. This Amendment shall be deemed to be a Transaction Document for all purposes of the Agreement and each other Transaction Document.

SECTION 9. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Agreement.

SECTION 10. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

SECTION 11. Ratification. After giving effect to this Amendment and each of the other agreements, documents and instruments contemplated in connection herewith, the Parent Undertaking, along with each of the provisions thereof, remains in full force and effect and is hereby ratified and reaffirmed by the Parent and each of the other parties hereto.

[Signature pages follow.]

3

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Valvoline LLC
By:	/s/ Lynn P. Freeman
Name:	Lynn P. Freeman
Title:	Vice President & Assistant Secretary

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Second Amendment to the TAA
(Valvoline – LEX Capital LLC)

LEX CAPITAL LLC
By:	/s/ Lynn P. Freeman
Name:	Lynn P. Freeman
Title:	President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Second Amendment to the TAA
(Valvoline – LEX Capital LLC)

VALVOLINE INC.
By:	/s/ Jason L. Thompson
Name:	Jason L. Thompson
Title:	Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Second Amendment to the TAA
(Valvoline – LEX Capital LLC)

PNC BANK, NATIONAL ASSOCIATION,
as the Agent, as a Managing Agent and as a
Committed Investor for the PNC Investor Group
By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Letter of Credit Issuer
By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Second Amendment to the TAA
(Valvoline – LEX Capital LLC)

MUFG BANK, LTD., as a Managing Agent and
Administrator for the MUFG Investor Group
By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

MUFG BANK, LTD., as a Committed Investor for
the MUFG Investor Group
By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Second Amendment to the TAA
(Valvoline – LEX Capital LLC)

GOTHAM FUNDING CORPORATION,
as a conduit Investor and an Uncommitted Investor
for the MUFG Investor Group
By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

(Valvoline - LEX Capital LLC)

EXHIBIT A

[Attached]

Exhibit A

~~CONFORMED~~EXECUTION COPY
~~Conformed through the Supplement to Schedule 1.1, dated December 19, 2016~~
~~Conformed through~~EXHIBIT A to the ~~First~~Second Amendment, dated ~~November 20, 2017~~January 31, 2020

Transfer and Administration Agreement

Dated as of November 29, 2016

by and among

LEX Capital LLC,
Valvoline LLC,
and each other entity from time to time party hereto
as an Originator, as Originators,

Valvoline LLC,
as initial Master Servicer,
PNC Bank, National Association,
as the Agent, a Letter of Credit Issuer, a Managing Agent and
a Committed Investor,

~~The~~MUFG Bank ~~Of Tokyo-Mitsubishi UFJ~~, Ltd.,
as a Managing Agent, an Administrator and a Committed Investor,

Gotham Funding Corporation,
as a Conduit Investor and an Uncommitted Investor,

PNC Capital Markets, LLC,
as Structuring Agent,

and

The Various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators From Time To Time Parties Hereto

This Transfer and Administration Agreement (this “Agreement”), dated as of November 29, 2016, by and among:
(1) LEX Capital LLC, a Delaware limited liability company (the “SPV”);

(2) Valvoline LLC, a Delaware limited liability company (“Valvoline LLC”), and each other entity from time to time party hereto as an “Originator” pursuant to a joinder agreement substantially in the form of Exhibit E hereto (each, an “Originator” and collectively, the “Originators”);

(3) Valvoline LLC, as initial Master Servicer;

(4) PNC Bank, National Association (“PNC”), as the Agent, a Letter of Credit Issuer, a Managing Agent and a Committed Investor;

(5) ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd. (“MUFG”), as a Managing Agent, an Administrator and a Committed Investor;

(6) Gotham Funding Corporation, a Delaware corporation (“Gotham”), as a Conduit Investor and an Uncommitted Investor;

(7) the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time parties hereto; and

(8) PNC Capital Markets LLC, a Pennsylvania limited liability company, as the Structuring Agent.

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrators” means the Gotham Administrator and any other Person that becomes a party to this Agreement as an “Administrator”.

“Adverse Claim” means a Lien on any Person’s assets or properties in favor of any other Person; provided that “Adverse Claim” shall not include any “precautionary” financing statement filed by any Person not evidencing any such Lien.

“Affected Assets” means, collectively, (a) the Receivables, (b) the Related Security, (c) with respect to any Receivable, all rights and remedies of the SPV under the First Tier Agreement, together with all financing statements filed by the SPV against the Originators in connection therewith, and (d) all proceeds of the foregoing.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with such Person, in each case

“Asset Interest” is defined in Section 2.1(b).

“Assignment Amount” means, with respect to a Committed Investor at the time of any assignment pursuant to Section 3.1, an amount equal to the least of (a) such Committed Investor’s Pro Rata Share of the Net Investment requested by the Uncommitted Investor in its Investor Group to be assigned at such time; (b) such Committed Investor’s unused Commitment (minus the sum of (i) the unrecovered principal amount of such Committed Investor’s investments in the Asset Interest pursuant to the Program Support Agreement to which it is a party and (ii) such Committed Investor’s Pro Rata Share of the applicable Investor Group Percentage of the Letter of Credit Liability); and (c) in the case of an assignment on or after the applicable Conduit Investment Termination Date, an amount equal to (A) the sum of such Committed Investor’s Pro Rata Share of the Investor Group Percentage of (i) the aggregate Unpaid Balance of the Receivables (other than Defaulted Receivables), plus (ii) all Collections received by the Master Servicer but not yet remitted by the Master Servicer to the Investors, plus (iii) any amounts in respect of Deemed Collections required to be paid by the SPV at such time minus (B) such Committed Investor’s Pro Rata Share of the applicable Investor Group Percentage of the Letter of Credit Liability.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Assignment Date” is defined in Section 3.1(a).

“Assignment of Claims Acts” means the provisions of United States Code, 31 U.S.C. § 3727 and 41 U.S.C. § 15, and any similar Laws of any other jurisdiction.

“Attributable Indebtedness” means, on any date, but without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Auto-Extension Letter of Credit” is defined in Section 2.17(b)(iii).

“Available Commitment” means, as of any date of determination, the lesser of (a) the Maximum Commitment and (b) the Net Pool Balance less the Required Reserves.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

“Base Rate” is defined in Section 2.4.

“Beneficial Owner” means, for the SPV, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the SPV’s membership interests; and (b) a single individual with significant responsibility to control, manage, or direct the SPV.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account” means an account and any associated lock-box maintained by the SPV at a Blocked Account Bank for the purpose of receiving Collections (other than Collections on Foreign Currency Receivables), set forth in Schedule 4.1(r), or any account added as a Blocked Account pursuant to and in accordance with Section 4.1(r) and which, if not maintained at and in the name of the Agent, is subject to a Blocked Account Agreement.

“Blocked Account Agreement” means a deposit account control agreement among the SPV, the Agent and a Blocked Account Bank, in form and substance reasonably acceptable to the Agent, including any amendments thereto.

“Blocked Account Bank” means each of the banks set forth in Schedule 4.1(r), as such Schedule 4.1(r) may be modified pursuant to Section 4.1(r).

“Business Day” means any day excluding Saturday, Sunday, any day on which banks in New York, New York or Pittsburgh, Pennsylvania, are authorized or required by law to close and any day in which the United States bond markets are authorized or required by law to close, and, when used with respect to the determination of any Offshore Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Canadian Obligor” means an Obligor that (i) is not a U.S. Obligor and (ii) is organized in, or has a head office (domicile), registered office and chief executive office located in, Canada.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Letter of Credit Issuers and the Investors, as collateral for the Letter of Credit Liability or obligations of Committed Investors to fund participations in respect of Letters of Credit, cash or deposit account balances in Dollars pursuant to documentation in form and substance satisfactory to Agent and the Letter of Credit Issuers. Derivatives of such term have corresponding meanings.

“Certificate of Beneficial Ownership” means, for the SPV, a certificate in form and substance acceptable to the Agent (as amended or modified by the Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the SPV.

“Change of Control” means:

(a) the failure of Valvoline LLC to own, free and clear of any Adverse Claim and on a fully diluted basis, 100% of the membership interests of the SPV;

(b) the failure of Valvoline US LLC to own, directly or indirectly, free and clear of any Adverse Claim (other than the Liens granted to secure obligations under the Parent Credit Agreement) and on a fully diluted basis, at least 100% of the outstanding shares of voting stock or other equity interests of Valvoline LLC and each other Originator;

“Commitment Termination Date” means November 19, ~~2020,~~2021, or such later date to which the Commitment Termination Date may be extended by the SPV, the Agent and the Committed Investors (in their sole discretion).

“Committed Investors” means (a) for the PNC Investor Group, the PNC Committed Investors, (b) for the MUFG Investor Group, the Gotham Committed Investors, and (c) for any other Investor Group, each of the Persons executing this Agreement in the capacity of a “Committed Investor” for such Investor Group in accordance with the terms of this Agreement, and, in each case, successors and permitted assigns.

“Concentration Limits” shall, at any time, be deemed exceeded:

(a) with respect to each Special Designated Obligor, if the aggregate Unpaid Balance of all Eligible Receivables relating to such Special Designated Obligor (together with its subsidiaries and Affiliates), exceeds the Applicable Special Designated Obligor Percentage of the Aggregate Unpaid Balance at such time;

(b) with respect to each Obligor other than a Special Designated Obligor, if the aggregate Unpaid Balance of all Eligible Receivables relating to such Obligor (and any other Obligor(s) aggregated with it for such purpose pursuant to the rules of construction set forth in the definitions of Group A, B and C Obligor below, respectively), exceeds the applicable percentage of the Aggregate Unpaid Balance specified below;

Group	Concentration Limit Percentage
Group A Obligor	20.0%
Group B Obligor	10.0%
Group C Obligor	6.67%
Group D Obligor	if such Group D Obligor is the Largest Group D Obligor, 7.0%, otherwise, 5.0%

(c) if the aggregate Unpaid Balance of all Extended Term Receivables 61-90 exceeds 50.0% of the Aggregate Unpaid Balance at such time;

(d) if the aggregate Unpaid Balance of all Extended Term Receivables 91-195 exceeds 35.0% of the Aggregate Unpaid Balance at such time;

(e) if the aggregate Unpaid Balance of all Extended Term Receivables 196-360 exceeds 3.5% of the Aggregate Unpaid Balance at such time;

(f) if the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are Official Bodies, exceeds 1.0% of the Aggregate Unpaid Balance at such time;

recipient’s failure to comply with Section 9.4(b), (e) any backup withholding tax (within the meaning of Section 3406 of the Code), (f) any tax or other charge imposed by any jurisdiction solely as a result of one or more present or former connections between the Agent, the relevant Investor, the relevant Letter of Credit Issuer, or any other relevant recipient and such jurisdiction (other than any such connections arising solely from any such person’s having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Transaction Documents, (g) any withholding tax that is imposed on amounts payable to a recipient due to the fact that such recipient owns (actually or constructively) ten percent or more of the total combined voting power of all classes of equity interests of the SPV or any Originator or of the stock of any affiliate of the SPV or any Originator and (h) any withholding tax imposed by a member state of the European Union on a payment made on an obligation presented for payment by or on behalf of a recipient of such payment who would have been able to avoid such withholding by presenting the obligation for payment in another member state of the European Union without any undue expense or hardship on the recipient and (i) any United States federal withholding Taxes imposed under FATCA.

“Extended Term Receivables 61-90” means all Eligible Receivables with maturities greater than 60 days but not more than 90 days.

“Extended Term Receivables 91-195” means all Eligible Receivables with maturities greater than 90 days but not more than 195 days.

“Extended Term Receivables 196-360” means all Eligible Receivables with maturities greater than 195 days but not more than 360 days.

“Facility Limit” means at any time the lesser of (i) $175,000,000 and (ii) the aggregate Commitments then in effect, as reduced in accordance with Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

~~“Federal Funds Rate” is defined in Section 2.4.~~

“Fee Letter” means either the Master Fee Letter, any Upfront Fee Letter or any L/C Fee Letter, and “Fee Letters” means, collectively, the Master Fee Letter, all such Upfront Fee Letters and all such L/C Fee Letters.

“Final Payout Date” means the date, after the Termination Date, on which the Net Investment has been reduced to zero, all accrued Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

“Financial Covenant” means any one of the “financial covenants” set forth in Section 7.11 of the Parent Credit Agreement (or any replacement or successor to such Section or any similar section or sections in any replacement senior credit agreement) at such time.

“Financial Covenant Amendment” is defined in Section 6.3.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Fee Expectation” is defined in Section 2.17(g).

“L/C Fee Letter” means any confidential letter agreement among the SPV, Valvoline LLC and a Letter of Credit Issuer for the Letter of Credit Fees pursuant to Section 2.5(b).

“L/C Issuance Date” is defined in Section 2.17(b).

“L/C Request” means each request substantially in the form of Exhibit D.

“Largest Group D Obligor” means the Group D Obligor with the greatest aggregate Unpaid Balance of all Eligible Receivables relating to any Group D Obligor as of the most recent Month End Date.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Letter of Credit” means a standby letter of credit substantially in the form of Exhibit I (as such form may be modified from time to time by a Letter of Credit Issuer in accordance with its standard business practices) issued by a Letter of Credit Issuer pursuant to Section 2.17 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application and agreement for a standby letter of credit by and between the SPV and a Letter of Credit Issuer in a form acceptable to such Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided that, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.
“Letter of Credit Fees” is defined in Section 2.5(b).

“Letter of Credit Issuer” means PNC, or any other Investor or Affiliate of PNC, or such other Investor so designated, and which accepts such designation, by the SPV, and which is approved by the Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Letter of Credit Liability” means the aggregate amount of the undrawn face amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuers and the Investors, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Investments, or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Offset Payables” means an amount equal to 2% of the Unpaid Balance of all Receivables as of such date of determination; provided that in connection with their receipt of each annual audit received pursuant to Section 6.1(a)(i)(B), the Managing Agents in their reasonable credit judgment and after evaluation of the results of such audit may increase such percentage to an amount not to exceed 8.0% so long as (x) such increase is approved by the Majority Investors and (y) the Agent has provided the SPV and the Master Servicer with at least ten (10) Business Days’ advance notice of such increase.

“Offshore Rate” is defined in Section 2.4.

“Originator” is defined in the Preamble.

“Overnight Bank Funding Rate” is defined in Section 2.4.

“Parent” means Valvoline Inc., a Kentucky corporation.

“Parent Credit Agreement” means the Credit Agreement, dated as of July 11, 2016, among Parent (as successor to Valvoline Finco One LLC), as borrower, various financial institutions and The Bank of Nova Scotia, as lender, swing line lender, l/c issuer and as administrative agent.

“Parent Undertaking” means the Parent Undertaking, dated as of the Closing Date, executed by Parent in favor of the Agent for the benefit of itself and the Secured Parties.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Originator, the SPV or an ERISA Affiliate of any of them may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“PNC” is defined in Preamble.

“PNC Committed Investor” means each financial institution party to this Agreement as a PNC Committed Investor.

“PNC Investor Group” is defined in the definition of Investor Group.

“Portion of Investment” is defined in Section 2.4(a).

(e) Managing Agent May Advance Funds. Unless a Managing Agent shall have received notice from any Investor in its Investor Group that such Person will not make its share of any Investment available on the applicable Investment Date therefor, a Managing Agent may (but shall have no obligation to) make any such Investor’s share of any such Investment available to the SPV in anticipation of the receipt by the Managing Agent of such amount from the applicable Investor. Subject to Section 2.3(c), to the extent any such Investor fails to remit any such amount to its Managing Agent after any such advance by such Managing Agent on such Investment Date, such Investor, on the one hand, and the SPV, on the other hand, shall be required to pay such amount to such Managing Agent for its own account, together with interest thereon at a per annum rate equal to the ~~Federal Funds~~Overnight Bank Funding Rate, in the case of such Investor, or the Base Rate, in the case of the SPV, to such Managing Agent upon its demand therefor (provided that a Conduit Investor shall have no obligation to pay such interest amounts except to the extent that it shall have sufficient funds to pay the face amount of its Commercial Paper in full). Until such amount shall be repaid, such amount shall be deemed to be Net Investment paid by the applicable Managing Agent and such Managing Agent shall be deemed to be the owner of an interest in the Asset Interest hereunder to the extent of such Investment. Upon the payment of such amount to the applicable Managing Agent (i) by the SPV, the amount of the aggregate Net Investment shall be reduced by such amount or (ii) by such Investor, such payment shall constitute such Person’s payment of its share of the applicable Investment.

SECTION 2.4 [Reserved and Specified in Schedule I].

SECTION 2.5 Yield, Fees and Other Costs and Expenses. Notwithstanding any limitation on recourse herein, the SPV shall pay, as and when due in accordance with this Agreement:

(a) to the Agent, the Structuring Agent, each Investor and each Managing Agent, all fees payable to such Person(s) hereunder and under the Master Fee Letter and Upfront Fee Letters, all amounts payable to such Person(s) pursuant to Article IX, if any, and the Servicing Fees, if required pursuant to Section 2.12(b);

(b) to each Letter of Credit Issuer, for its own account, (i) in consideration of the issuance of Letters of Credit, a per annum fee on the aggregate available undrawn amount of the outstanding Letters of Credit issued by it, in an amount specified in such Letter of Credit Issuer’s L/C Fee Letter, and (ii) such Letter of Credit Issuer’s customary processing and administrative charges related to the issuance, amendment or drawing of Letters of Credit issued by it (collectively, the “Letter of Credit Fees”); and

(c) on each Settlement Date, to the extent not paid pursuant to Section 2.12 for any reason, to the Managing Agents, on behalf of their Conduit Investor or Committed Investors, as applicable, an amount equal to the accrued and unpaid Yield for the related Rate Period (or calendar month for Portions of Investment with daily Rate Periods).

Nothing in this Agreement shall limit in any way the obligations of the SPV to pay the amounts set forth in this Section 2.5.

(v) Each Committed Investor’s obligation to make Investments or L/C Borrowings to reimburse the Letter of Credit Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.17(c), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense or other right which such Investor may have against any Letter of Credit Issuer, the SPV, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Termination Event or a Potential Termination Event; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Committed Investor’s obligation to make Investments pursuant to this Section 2.17(c) is subject to the conditions set forth in Section 5.2 (other than delivery of an Investment Request). No such making of an L/C Borrowing shall relieve or otherwise impair the obligations of the SPV to reimburse each Letter of Credit Issuer for the amount of any payment made by such Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Committed Investor fails to make available to the Agent for the account of the applicable Letter of Credit Issuer any amount required to be paid by such Investor pursuant to the foregoing provisions of this Section 2.17(c) by the time specified in Section 2.17(c)(ii), such Letter of Credit Issuer shall be entitled to recover from such Committed Investor (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Letter of Credit Issuer at a rate per annum equal to the ~~Federal Funds~~Overnight Bank Funding Rate from time to time in effect. A certificate of such Letter of Credit Issuer submitted to any Committed Investor (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. At any time after a Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Investor such Investor’s L/C Borrowing in respect of such payment in accordance with Section 2.17(c), if the Agent receives for the account of such Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the SPV or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Investor its pro rata share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Investor’s L/C Borrowing was outstanding) in the same funds as those received by the Agent.

(e) Obligations Absolute. The obligations of the SPV to reimburse a Letter of Credit Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Transaction Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the SPV may have at any time against any beneficiary or any transferee of such Letter in any other manner that will result in any violation by it or, to the its knowledge, by any other Person of any Anti-Terrorism Laws or any Anti-Corruption Laws.

(cc) Anti-Corruption Laws and Sanctions. It has implemented and will maintain in effect and enforce policies and procedures designed in good faith and in a commercially reasonable manner to promote and achieve compliance, by it, the Originators and their respective Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

(dd) Linked Accounts. There are no “Linked Accounts” (as defined in the Blocked Account Agreement with Bank of America, N.A.) with respect to any Blocked Account maintained at Bank of America, N.A.

(ee) Beneficial Ownership Regulation. The SPV is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(ff) Liquidity Coverage Ratio. The SPV has not, does not and will not during this Agreement issue any LCR Security. The SPV further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Parent for purposes of GAAP.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1 Conditions Precedent to Closing. The occurrence of the Closing Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) the SPV or the Originators shall have paid in full (A) all amounts required to be paid by each of them on or prior to the Closing Date pursuant to the Fee Letters and (B) the fees and expenses described in clause (i) of Section 9.4(a) and invoiced prior to the Closing Date, and (ii) each Managing Agent shall have received, for itself and each of the Investors in its Investor Group, each of the documents and other deliverables listed on the “Closing Checklist” attached as Schedule 5.1 hereto, each in form and substance satisfactory to each Managing Agent; provided, that, delivery of the Blocked Account Agreements shall not be a condition precedent to closing and such Agreements may be delivered pursuant to Section 11.14 hereof.

SECTION 5.2 Conditions Precedent to All Investments, Reinvestments and Letters of Credit. Each Investment hereunder (including the initial Investment), each Reinvestment hereunder and the obligation of each Letter of Credit Issuer to issue Letters of Credit hereunder shall be subject to the conditions precedent that (i) the Closing Date shall have occurred, and (ii) on the date of such Investment, Reinvestment or the issuance of such Letter of Credit, as the case may be, the following statements shall be true (and the SPV by accepting the amount of such Investment or Reinvestment or the delivery of such Letter of Credit shall be deemed to have certified that):

taking such action to perfect, protect or more fully evidence the interest of the Agent, as any Managing Agent may request; provided that to the extent the Obligor of such Receivable is an Official Body, the SPV, the Master Servicer and the Originators shall not be required to comply with any Assignment of Claims Acts.

(o) Enforcement of First Tier Agreement. The SPV, on its own behalf and, during the continuation of a Termination Event or Potential Termination Event, on behalf of the Agent, each Managing Agent and each Secured Party, shall promptly enforce all covenants and obligations of the Originators contained in the First Tier Agreement. During the continuation of a Termination Event or Potential Termination Event, the SPV shall deliver consents, approvals, directions, notices, waivers and take other actions under the First Tier Agreement as may be directed by any Managing Agent.

(p) Perfection Covenants. The SPV shall comply with each of the covenants set forth in the Schedule 4.1(d) which are incorporated herein by reference.

(q) Solvency of SPV. The fair value of the assets of the SPV, at a fair valuation, will, at all times prior to the Final Payout Date, exceed its debts and liabilities, subordinated, contingent or otherwise. The present fair saleable value of the property of the SPV, at all times prior to the Final Payout Date, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured. The SPV will, at all times prior to the Final Payout Date, be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured. The SPV will not, at any time prior to the Final Payout Date, have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(r) Good Title. In the case of the SPV, upon each Investment and Reinvestment, the Agent shall acquire a valid and enforceable perfected first priority ownership interest or a first priority perfected security interest in each Eligible Receivable and all other Affected Assets that exist on the date of such Investment or Reinvestment, with respect thereto, free and clear of any Adverse Claim.

(s) Beneficial Ownership Regulation. Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the SPV shall execute and deliver to the Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Agent.

SECTION 6.2 Negative Covenants of the SPV and Master Servicer. At all times from the date hereof to the Final Payout Date, unless the Majority Investors shall otherwise consent in writing:

(a) No Sales, Liens, Etc. (i) Except as otherwise provided herein and in the First Tier Agreement, neither the SPV nor the Master Servicer shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (A) any of the Affected Assets, or (B) any

SPV may (1) make Restricted Payments out of funds received pursuant to Section 2.2 and (2) may make other Restricted Payments (including the payment of dividends or distributions, and payments of the Deferred Purchase Price) if, after giving effect thereto, no Termination Event or Potential Termination Event shall have occurred and be continuing.

(l) Transaction Information. Unless requested by the Managing Agent for any Investor Group or unless required by Law, neither the SPV nor the Master Servicer shall provide Transaction Information to any NRSRO which to its knowledge relates to an initial credit rating of, or undertaking credit rating surveillance on, the Commercial Paper of such Managing Agent’s related Conduit Investor.

(m) Liquidity Coverage Ratio. The SPV shall not issue any LCR Security.

SECTION 6.3 Affirmative Covenant of Parent; Deemed Financial Covenants. If, at any time after November 20, 2017 and until the Final Payout Date, the Financial Covenants as set forth in the Parent Credit Agreement in effect on November 20, 2017 are amended, restated, waived or supplemented, (i) Valvoline LLC shall provide copies of such changes or amendments to the Agent within three (3) Business Days following the effective date of any such changes or amendments to the Agent and each Managing Agent and (ii) such Financial Covenants for purposes of this clause shall be deemed to be also so amended, restated, waived or supplemented if (and only if) (a) each Committed Investor or an Affiliate, if applicable, is then a party to the Parent Credit Agreement and (b) each Managing Agent consents in writing to such amendment, restatement, waiver or supplement. So long as each Managing Agent consents to such amendments, restatements, waivers and supplements, this Agreement shall not contain independent financial covenants (whether identical to those in the Parent Credit Agreement or otherwise). If (i) any Committed Investor (and its Affiliates) ceases to be a party to the Parent Credit Agreement as a lender thereunder (including due to termination or expiration of the Parent Credit Agreement without being replaced by a successor credit agreement) or (ii) any Managing Agent does not consent to the Financial Covenants, Deemed Financial Covenants shall become effective. If requested by any Investor or the Agent, the Master Servicer, the Originators and the SPV shall cooperate with the Investors to amend the provisions of this Agreement to evidence the Deemed Financial Covenants (a “Financial Covenant Amendment”); provided that in lieu of Deemed Financial Covenants becoming effective, the SPV may instead exercise its rights to remove or replace the applicable Committed Investor and its Investor Group under Section 3.4.
ARTICLE VII

ADMINISTRATION AND COLLECTIONS

SECTION 7.1 Appointment of Master Servicer.

(a) The servicing, administering and collection of the Receivables shall be conducted by the Person (the “Master Servicer”) so designated from time to time as Master Servicer in accordance with this Section 7.1. Each of the SPV, the Managing Agents and the Investors hereby appoints as its agent the Master Servicer, from time to time designated pursuant to this Section, to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by applicable law, each of the SPV and the Originators (to the extent not then

Commitment	~~THE~~MUFG BANK ~~OF TOKYO-MITSUBISHI~~
$70,00,000	~~UFJ~~, LTD., as a Managing Agent and
Administrator for the MUFG Investor Group

By:
Name:
Title:

~~THE~~MUFG BANK ~~OF TOKYO-MITSUBISHI~~
~~UFJ~~, LTD., as a Committed Investor for the
MUFG Investor Group

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

S-4
PNC-Valvoline Transfer

and Administration Agreement

SCHEDULE I

Section 2.4 of this Agreement shall be read in its entirety as follows:

SECTION 2.4 Determination of Yield and Rate Periods.

(a) From time to time, for purposes of determining the Rate Periods applicable to the different portions of the Net Investment funded by its Investor Group and of calculating Yield with respect thereto, each Managing Agent shall allocate the Net Investment allocable to its Investor Group to one or more tranches (each a “Portion of Investment”). At any time, each Portion of Investment shall have only one Rate Period and one Rate Type.

(b) As used in this Section 2.4, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Alternate Rate” means, for any Rate Period for any Portion of Investment, an interest rate per annum equal to the Offshore Rate for such Rate Period; provided that in the case of:

(i) any Rate Period which commences on a date prior to the Agent receiving at least three (3) Business Days’ notice thereof, or

(ii) any Rate Period relating to a Portion of Investment which is less than $1,000,000,

the “Alternate Rate” for each day in such Rate Period shall be an interest rate per annum equal to the Base Rate in effect on such day. The “Alternate Rate” for any date on or after the declaration or automatic occurrence of Termination Date pursuant to Section 8.2 shall be an interest rate equal to 2.00% per annum above the Base Rate in effect on such day.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the ~~Federal Funds~~Overnight Bank Funding Rate for such day, plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the applicable Managing Agent as its “prime rate”, and (c) the Offshore Rate, plus 1.00%. The “prime rate” is a rate set by the applicable Managing Agent based upon various factors including such Managing Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by a Managing Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“CP Rate” means, for any Rate Period for any Portion of Investment and a particular Conduit Investor, the per annum rate equivalent to the weighted average cost (as determined by the related Administrator and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Investor, other borrowings by such Conduit Investor (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Conduit Investor or its

Schedule I-1

Administrator to fund or maintain such Portion of Investment (and which may be also allocated in part to the funding of other assets of the Conduit Investor); provided that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Investment for such Rate Period, such Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

~~“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Managing Agent on such day on such transactions as determined by it.~~

“Fluctuation Factor” means 1.2.

“Offshore Rate” means, for any Rate Period, a rate per annum determined by the applicable Managing Agent pursuant to the following formula:

Offshore Rate =	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means, (a) for such Rate Period with respect to Portions of Investment funded by all Investors other than PNC:

(i) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the applicable Managing Agent to be the offered rate that appears on the “Reuters Screen LIBOR01” page that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Rate Period, or

(ii) in the event the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the applicable Managing Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Rate Period, or

Schedule I-1

(iii) in the event the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum equal to the rate determined by the applicable Managing Agent as the rate of interest at which Dollar deposits (for delivery on the first day of such Rate Period) in same day funds in the approximate amount of the applicable Portion of Investment to be funded by reference to the Offshore Rate and with a term equivalent to such Rate Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Rate Period;

(b) for any day during the applicable Rate Period with respect to Portions of Investment funded by PNC:

(i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) appearing on page BBAM on the Bloomberg Terminal (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for a one month period in Dollars) at approximately 11:00 a.m. (London time) on such day, or if such day is not a Business Day, the immediately preceding Business Day, or

(ii) if such rate is not published at such time and day for any reason, then the Offshore Base Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for a one month period are displayed on the “Reuters Screen LIBOR01” page as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, the immediately preceding Business Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the Offshore Base Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by PNC, as applicable, at approximately 11:00 a.m. (London time) on the such day, or if such day is not a Business Day, the immediately preceding Business Day, to prime banks in the London interbank market for a one month period;

provided, however, that an no time shall the Offshore Base Rate (whether determined pursuant to clause (a) or (b) above) be less than zero (0.0% per annum).

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the applicable Managing Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the applicable Managing Agent, in consultation with the SPV, at such time (which determination shall be conclusive

Schedule I-1

absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the SPV.

“Eurodollar Reserve Percentage” means, for any day during any Rate Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Investor, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Rate Period” means with respect to any Portion of Investment, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Rate Period for such Portion of Investment and ending on (and including) the last day of the current calendar month; provided that

(A) any Rate Period with respect to any Portion of Investment (other than any Portion of Investment accruing Yield at the CP Rate) that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided that if Yield in respect of such Rate Period is computed by reference to the Offshore Rate, and such Rate Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Rate Period shall end on the next preceding Business Day;

(B) in the case of any Rate Period for any Portion of Investment that commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Rate Period shall end on such Termination Date and the duration of each Rate Period which commences on or after the Termination Date shall be of such duration as shall be selected by such Managing Agent; and

(C) any Rate Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the SPV by, the applicable Managing Agent any time, in which case the Portion of Investment allocated to such terminated Rate Period shall be allocated to a new Rate Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.

“Rate Type” means the Offshore Rate, the Base Rate or the CP Rate.

“Yield” means:
Schedule I-1

Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the end of the applicable Rate Period, such Person’s share of such Portion of Investment allocated to such Rate Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Rate Period.

(d) Successor Offshore Rate.

(i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if the Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred with respect to the Offshore Rate, the Agent and the SPV may amend this Agreement to replace the Offshore Rate with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Agent has provided such proposed amendment to all Managing Agents, so long as the Agent has not received, by such time, written notice of objection to such amendment from the Majority Investors. Until the Benchmark Replacement with respect to the Offshore Rate is effective, each Portion of Investment that is accruing Yield with reference to the Offshore Rate will continue to accrue Yield with reference to the Offshore Rate; provided however, during a Benchmark Unavailability Period (i) any Portion of Investment pending selection of a Rate Period at inception or upon the expiration of the related Rate Period shall be deemed to accrue Yield at the Base Rate, (ii) all outstanding Portions of Investment accruing Yield with reference to the Offshore Rate shall automatically be converted to the Base Rate at the expiration of the existing Rate Period (or sooner, if the applicable Managing Agent cannot continue to lawfully maintain such affected Portion of Investment under the Offshore Rate) and (iii) the component of the Base Rate based upon the Offshore Rate will not be used in any determination of the Base Rate.

(ii) In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Agent will promptly notify the SPV and the Managing Agents of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent, the Managing Agents or the Investors pursuant to this Section 2.4(d) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error

Schedule I-1

and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.4(d).

As used in this Section 2.4(d):

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the SPV giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Offshore Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Offshore Rate with an alternate benchmark rate for each applicable Rate Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the SPV (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Offshore Rate with the Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Offshore Rate for U.S. dollar-denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the Offshore Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the Offshore Rate and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Rate Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice in the United States (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Offshore Rate:
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(A) in the case of clause (A) or (B) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the Offshore Rate permanently or indefinitely ceases to provide the Offshore Rate; or

(B) in the case of clause (C) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Offshore Rate:

(A) a public statement or publication of information by or on behalf of the administrator of the Offshore Rate announcing that such administrator has ceased or will cease to provide the Offshore Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Offshore Rate;

(B) a public statement or publication of information by a governmental authority having jurisdiction over the Agent, the regulatory supervisor for the administrator of the Offshore Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Offshore Rate, a resolution authority with jurisdiction over the administrator for the Offshore Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Offshore Rate, which states that the administrator of the Offshore Rate has ceased or will cease to provide the Offshore Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Offshore Rate; or

(C) a public statement or publication of information by the regulatory supervisor for the administrator of the Offshore Rate or a governmental authority having jurisdiction over the Agent announcing that the Offshore Rate is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Offshore Rate and solely to the extent that the Offshore Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such the Offshore Rate has occurred if, at such time, no Benchmark Replacement has replaced the Offshore Rate for all purposes hereunder in accordance with this Section 2.4(d) and (y) ending at the time that a Benchmark Replacement has replaced the Offshore Rate for all purposes hereunder pursuant to Section 2.4(d).

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“Early Opt-in Event” means a determination by the Agent that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.4(d), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Offshore Rate for loans in Dollars.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

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SCHEDULE 11.3

Address and Payment Information

If to the Conduit Investor :
Gotham Funding Corporation
~~c/o The Bank of Tokyo-Mitsubishi UFJ~~
c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747
Telephone: (212) 295-2757
Facsimile: (212) 302-8767
Attention: Kevin Corrigan
Email: kcorrigan@gssnyc.com

With a copy to:
MUFG Bank, Ltd.,
as Administrator
1221 Avenue of Americas
New York, NY 10020
Attention: MUFG Securitization Group -/ Eric Williams / Katherine
Connolly~~/Aditya Reddy~~
Telephone: (212) 792-4910 / (212) 782-4628 / (212) 782-6957
Email: securitization_reporting@us.mufg.jp
ewilliams@us.mufg.jp
~~areddy@us.mufg.jp~~
kconnolly@us.mufg.jp

If to the SPV:
LEX Capital LLC
100 Valvoline Way, Suite 3001
Lexington, Kentucky 40509
Attention: Lynn P. Freeman, President
Telephone: (859) 357-7556
Email: lpfreeman@valvoline.com

Payment Information:
Citibank, N.A.
Branch: Citibank New York
SWIFT: CITIUS33
ABA: 021000089

11.3-1

Address: 11 Wall Street, New York, NY 10043 (USA)
Account Number: 31021912
Account Name: LEX Capital LLC

If to the Originators:
[Originator Name]
c/o Valvoline LLC
100 Valvoline Way
Lexington, Kentucky 40509
Attention: Lynn P. Freeman
Telephone: (859) 357-7444
Email: lpfreeman@valvoline.com
If to the Master Servicer:
Valvoline LLC
100 Valvoline Way
Lexington, Kentucky 40509
Attention: Lynn P. Freeman
Telephone: (859) 357-7444
Email: lpfreeman@valvoline.com
If to the Agent:
PNC Bank, National Association
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222-2707
Attention: Robyn Reeher
Telephone: 412-768-3090
Email: robyn.reeher@pnc.com

If to the Gotham Administrator:
~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd.,
as Administrator
1221 Avenue of Americas
New York, NY 10020
Attention: MUFG Securitization Group / Eric Williams /Katherine
~~Connnolly~~Connolly
Telephone: (212) 792-4910 / (212) 782-4628/ (~~201) 413-8138~~212)
782-6957
Email: securitization_reporting@us.mufg.jp
ewilliams@us.mufg.jp
kconnolly@us.mufg.jp
Payment Information:

11.3-2

Bank: ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd., New
York Branch
ABA#: 026-009-632
Account: Gotham Funding Corporation
Account #: 310-035-147
Reference: Valvoline LEX Capital LLC)

If to the Managing Agent for the PNC Investor Group:

PNC Bank, National Association
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222-2707
Attention: Robyn Reeher
Telephone: 412-768-3090
Email: robyn.reeher@pnc.com

Payment Information:

Account #1: One-time Upfront Fee
ABA# 043-000-096
PNC Capital Markets LLC
DDA# 1-188375
Attn: Charlene Wilson
Ref: Cost Center 0087001, Co. 008

Account #2: Ongoing Fees and Principal Paydowns
PNC Bank, National Association
ABA# 043000096
Acct# 130760016803
Account Name Commercial Loan Department
Ref: LEX Capital LLC

If to the Managing Agent for the MUFG Investor Group:

~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd.,
as ~~Administrator~~Managing Agent
1221 Avenue of Americas
New York, NY 10020
Attention: MUFG Securitization Group / Eric Williams /Katherine
Connolly
Telephone: (212) 792-4910 / (212) 782-~~6959~~ 4628/ (~~201)~~
~~413-8138~~212) 782-6957
Email: securitization_reporting@us.mufg.jp
ewilliams@us.mufg.jp
kconnolly@us.mufg.jp

11.3-3

Payment Information:	Bank: ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd., New
York Branch
ABA#: 026-009-632
Account: Gotham Funding Corporation
Account #: 310-035-147
Reference: Valvoline (LEX Capital LLC)

11.3-4

Exhibit C
Form of Investment Request

LEX Capital LLC (the “SPV”), pursuant to Section 2.2(a) of the Transfer and Administration Agreement, dated as of November 29, 2016 (as amended, modified, or supplemented from time to time, the “Agreement”), among LEX Capital LLC, as transferor (in such capacity, the “SPV”), the Originators party thereto, Valvoline LLC, as master servicer (in such capacity, the “Master Servicer”), PNC Bank, National Association, as agent, and each of the Conduit Investors, Committed Investors, Managing Agents and Administrators from time to time parties thereto, hereby requests that the Investors effect an Investment from it pursuant to the following instructions:

Investment Date:[___________________________________]
Purchase Price : [___________________________________] [2]
PNC Bank, National Association:	$[______] ([___]% of Purchase Price)
~~Th~~eMUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd.:	$[______]
([___]% of Purchase Price)

[Add appropriate level of detail for calculation of Purchase Price]

Account to be credited:

[bank name]
ABA No.[ _____________________________________]
Account No. [_________________________________]
Reference No.[ _______________________________]

Please credit the above-mentioned account on the Investment Date. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

The SPV hereby certifies as of the date hereof that the conditions precedent to such Investment set forth in Section 5.2 of the Agreement have been satisfied, and that all of the representations and warranties made in Section 4.1 of the Agreement are true and correct in all material respects (except those representations and warranties qualified by materiality or by reference to a material adverse effect, which are true and correct in all respects), with respect to on and as of the Investment Date, both before and after giving effect to the Investment (unless such representations or warranties specifically refer to a previous day, in which case, they shall be complete and correct in all material respects (or, with respect to such representations or warranties as are qualified by materiality or by reference to a material adverse effect, complete and correct in all respects) on and as of such previous day).

_______________________
2 At least $1,000,000 and in integral multiples of $100,000. Please break-out applicable amounts and percentages per Investor Group as provided below Purchase Price.

Exhibit C- 1

Exhibit D
Form of L/C Request

[DATE]

PNC Bank, National Association
[________________]
[________________]
Attention:	[_______________]
Tel. No.:	(____) ____-_____
Email:	[_______________]

Ladies and Gentlemen:

This Request for Letter of Credit (this “Request for Letter of Credit”) is executed and delivered by LEX Capital LLC (the “SPV”) to PNC Bank, National Association (“PNC”), pursuant to Section 2.17 of that certain Transfer and Administration Agreement (as amended, modified, supplemented, or restated from time to time, the “Agreement”) dated as of November 29, 2016, entered into by and among the SPV, Valvoline LLC, as an Originator and as initial Master Servicer, and each other Originator from time to time party thereto, Gotham Funding Corporation, as a Conduit Investor and an Uncommitted Investors, PNC, as Agent, a Letter of Credit Issuer, a Managing Agent and a Committed Investor, ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd., as a Managing Agent, an Administrator and a Committed Investor, and the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement. SPV has contemporaneously executed and delivered to the Agent for each of the Letter of Credit Issuers a Letter of Credit Application dated [DATE]. In the event of a conflict between the terms of the Agreement and said Letter of Credit Application, the terms of the Agreement will control.

1.	SPV hereby requests that [___________], as Letter of Credit Issuer, [issue][amend] a
Letter of Credit as follows:

For issuances:

Proposed Issuance Date:

Stated Amount: $

Expiry Date:

Beneficiary Name and Address:

Exhibit D-1

Exhibit E
Form of Originator Joinder Agreement

This JOINDER AGREEMENT (this “Joinder”) is made as of _______, 20__.

Reference is made to (i) that certain Transfer and Administration Agreement (as amended, modified, supplemented, or restated from time to time, the “Transfer and Adminisration Agreement”) dated as of November 29, 2016, entered into by and among the LEX Capital LLC (the “SPV”), Valvoline LLC, as an Originator and as initial Master Servicer, and each other Originator from time to time party thereto, Gotham Funding Corporation, as a Conduit Investor and an Uncommitted Investor, PNC Bank, National Association, as Agent, a Letter of Credit Issuer, a Managing Agent, and a Committed Investor, ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd., as a Managing Agent, an Administrator and a Committed Investor, and the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time party thereto; and (ii) the certain Sale Agreement (as amended, modified, supplemented, or restated from time to time, the “Sale Agreement”) dated as of November 29, 2016, entered into by and among the Originators and the SPV. Terms defined in the Transfer and Administration Agreement and the Sale Agreement are used herein with the same meaning.

The “New Originator[s]” referred to on Schedule 1 hereby agree as follows:

Each New Originator agrees to become an Originator and to be bound by the terms of the Transfer and Administration Agreement, the Sale Agreement and each of the other Transaction Documents.

Each New Originator: (a) confirms that it has received a copy of the Transfer and Administration Agreement, the Sale Agreement and the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Joinder; (b) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Transfer and Administration Agreement, the Sale Agreement and the other Transaction Documents are required to be performed by it as an Originator; and (c) represents and warrants to the SPV and the Secured Parties that each of the representations and warranties set forth in Sections 5.1 and 5.2 of the Sale Agreement as supplemented by Schedule 1 are true and correct with respect to itself as of the date hereof, except to the extent such representations or warranties relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date.

This Joinder shall be effective on the date (the “Effective Date”) that the Agent shall have received: (a) a fully executed copy of this Joinder; (b) such officer certificates and legal opinions as it may reasonably request; (c) UCC search results and filings, reasonably acceptable to the Agent; (d) its reasonable costs incurred in connection with this Joinder, including any applicable fees of its legal counsel; and (e) such other documentation or information as the Agent may request in its reasonable discretion.

Exhibit E-1

ACCEPTED AND APPROVED:

VALVOLINE LLC,
as Master Servicer
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as the Agent and as a Managing Agent
By:
Name:
Title:

~~THE~~ MUFG BANK, LTD OF TOKYO MITSUBISHI UFJ., LTD
as a Managing Agent
By:
Name:
Title:

Exhibit J
Form of Optional Reduction Notice

[DATE]
To: Managing Agents

Ladies and Gentlemen:

This Optional Reduction Notice (this “Optional Reduction Notice”) is executed and delivered by LEX Capital LLC (the “SPV”) to the Managing Agents pursuant to Section 2.13(b) of that certain Transfer and Administration Agreement (as amended, modified, supplemented, or restated from time to time, the “Agreement”) dated as of November 29, 2016, entered into by and among the SPV, Valvoline LLC, as an Originator and as initial Master Servicer, and each other Originator from time to time party thereto, Gotham Funding Corporation, as a Conduit Investor and an Uncommitted Investor, PNC Bank, National Association, as Agent, a Letter of Credit Issuer, a Managing Agent and a Committed Investor, ~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd., as a Managing Agent, an Administrator and a Committed Investor, and the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement.

The SPV hereby gives notice that it will reduce the Net Investment outstanding under the Agreement (the “Reduction”), and in connection therewith sets forth below the terms on which the Reduction is to be made:

1.	Date of Reduction: [3]

2.	Amount of Reduction [4]

PNC Bank, National Association:		$[______] ([___]% of Reduction)

~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd.:		$[______] ([___]% of Reduction)

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE(S) FOLLOW(S).

___________________
3 Reductions require one (1) Business Day’s prior notice received by 3:00 p.m.
4 Reduction shall be in the minimum amount of $1,000,000.
Exhibit J-1